Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act

Exhibit 10.26

MANUFACTURING & SUPPLY AGREEMENT

BETWEEN

ARBIOS SYSTEMS, INC.
AND

NXSTAGE MEDICAL, INC.

THIS AGREEMENT is made this 19th day of October, 2007 (the “Effective Date”) between

(1)
NxStage Medical, Inc., a corporation organized under the laws of the State of Delaware and having a principal place of business at 439 South Union Street, 5th Floor, Lawrence, MA 01843, USA (together with its Affiliates, “NxStage”) and

(2)
Arbios Systems, Inc., a corporation organized under the laws of the State of Delaware and having a principal place of business at 1050 Winter Street, Suite 1000, Waltham, MA 02451, USA (together with its Affiliates, “Arbios”), each a “Party” and collectively the “Parties”

WHEREAS Arbios wishes to appoint NxStage as the manufacturer of certain of its products and NxStage wishes to be appointed as manufacturer of certain of Arbios’ products; and

WHEREAS Arbios and NxStage intend to implement this Agreement to effect such appointment subject to the terms and conditions set forth herein.

IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS

In this Agreement the following expressions shall unless the context otherwise requires have the following meanings, that is to say:

“Affiliate” means any company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with the Party in question and for the purposes of this definition the term control shall mean the ownership of not less than fifty percent (50%) of the equity of such company, partnership or other entity, or the power to direct the policies and management of such company, partnership or other entity.

“Agreement” means this Manufacturing Agreement as amended, restated or otherwise modified from time to time.

“Applicable Law” means all material applicable ordinances, rules, regulations, laws, guidelines, guidances, requirements and court orders.

“Arbios Know-How” means any and all Know-How owned or used by Arbios or its Affiliates in relation to the Product(s) or the Manufacture thereof prior to or after the Effective Date.

“Arbios Intellectual Property” means all Intellectual Property Rights owned or used by Arbios or its Affiliates in relation to the Product(s) prior to or after the Effective Date, and shall include Arbios Know-How.

“Certificate of Conformance” means a document signed by an authorized representative of NxStage, which certifies that Product was Manufactured in accordance with the Specifications.

“Change of Control” means each and all of the following occurrences (with “the Company” used for purposes of this definition to refer to either Arbios or NxStage, as the case may be):

(i) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent company) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity, or its parent company, outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

(ii) The acquisition by any Person as Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities.

Any other provision of this Section notwithstanding, the term Change in Control shall not include either of the following events undertaken at the election of the Company:

(x) Any transaction, the sole purpose of which is to change the state of the Company's incorporation;

(y) A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the "surviving corporation"); provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company's Common Stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

“Commercial Launch” means the first commercial sale of Product by Arbios following Product Approval.

“Competing Product” means any filter-based medical device which is not a Product and which is promoted, indicated and/or FDA (or similarly outside the US) approved for use in the Exclusive Field. The parties expressly agree that Competing Product shall not include any product FDA (or similarly outside the US) approved for the treatment of end stage renal disease, acute kidney failure or fluid overload, even if such product is also used in the Exclusive Field in the absence of promotion, indication or regulatory approval.

“Confidential Information” means, without limitation, any and all current and future proprietary product information, technical, financial, employment related, regulatory or legally sensitive information, customer names, addresses and related data, contracts, practices, procedures, software, hardware, files and other business information including but not limited to specifications, compounds, ingredients, formulae, recipes, samples, reports, methods, strategies, plans, documents, drawings, machines, tools, models inventions, patent disclosures and materials that may be disclosed between the Parties heretofore or hereafter whether received, obtained or developed as a result of entering into or performing this Agreement and whether in written, oral, electronic, website-based or other form including information obtained during facility tours but shall not include information which:

(a)	is in the public domain at the date of this Agreement or subsequently comes into the public domain otherwise than through breach of the terms of this Agreement by the recipient;

(b)
the receiving Party can prove was in its possession at the date of disclosure or which subsequently comes into its possession without in either case being subject to any obligation of confidentiality to the disclosing Party; or

(c)	can be demonstrated to have been developed independently by the recipient without the aid of or reference to information disclosed to the recipient hereunder.

“Cost” means the actual cost incurred by NxStage calculated in accordance with GAAP (generally accepted accounting principles) and using the normal standard cost accounting and allocation methods and procedures of NxStage consistently applied.

“Delivery Date” means the date for the delivery of Product to the shipping destination as stated in the applicable purchase order for such shipment.

“Effective Date” means the date first above written.

“Exclusive Field” means the treatment of liver disease, multi-organ failure and/or sepsis.

“Exclusive Period” means the period from the Effective Date until the fifth anniversary of the date of first Product Approval authorizing Commercial Launch of the Product.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

“Fiber Bundles” shall mean polyethersulfone fiber bundles to be provided to NxStage by or on behalf of Arbios for use in Manufacturing Product for Arbios hereunder.

“Force Majeure” means any circumstances beyond the reasonable control of a Party including, without limitation, flood, war, terrorism, insurrection, acts of God, governmental action or inaction, accident, strike, fire or explosion which are not the result of the other Party’s negligence.
“Intellectual Property Rights”  means all rights in and to Confidential Information and Know-How, patents (including applications therefor and supplementary protection certificates) copyrights, trademarks, service marks or similar rights.

“Know-How” means data, knowledge, techniques, inventions, designs, drawings, health and safety information including without limitation material safety data sheets, tests, reports, procedures, processes, models, manuals, formulae, systems, experiments, samples, specimens, results, statistics, research, tables of operating conditions and the like and all other know-how and information and including without limitation:

(a)	analytical standards for analysis of Products and Raw Materials and/or the manufacture thereof;

(b)	in-process quality assurance standards and methods of production;

(c)	hazard data, storage requirements and manufacturing records;

(d)	validation protocols and reports; and

(e)	safety procedures, manuals and systems, process parameters; and Batch records.

“Manufacture” has the meaning set forth in Section 3.1 below.

“NxStage Know-How” means any and all Know-How owned or used by NxStage or its Affiliates prior to or after the Effective Date.

“NxStage Intellectual Property” means all Intellectual Property Rights owned or used by NxStage or its Affiliates prior to or after the Effective Date, and shall include all NxStage Know-How.

“Packaging Specifications” means the packaging and labeling specifications for the Product attached hereto as Attachment A, as such specifications may be amended from time to time by mutual agreement of the Parties.

“Plant”  means the premises of NxStage’s Affiliate, NxStage GmbH, situated in Rosdorf, Germany, NxStage Medical in Lawrence, or such other facility of NxStage as is approved by Arbios in writing for the purpose of Manufacture hereunder, which approval shall not be unreasonably held.

“Product” means Arbios’ SEPET medical device in finished, packaged form meeting the relevant Specifications, or any successor medical device developed, marketed, licensed or sold by Arbios or its Affiliates or Third Parties on behalf of Arbios having substantially similar specifications, for use in the Exclusive Field.

“Product Approval” means written FDA approval authorizing the sale of Arbios’ Product, together with any supplements thereto or equivalent thereof outside the U.S.

“Product Specifications” means the specifications for the Product attached hereto as Attachment B including a bill of materials and references to any manufacturing SOPS and process specifications, as such specifications may be amended from time to time by mutual written agreement of the Parties, including without limitation such amendments as may be required to obtain Product Approval.

“Quality Control Specifications” (“QCS”) means the Quality Control Specifications relating to the Product and incorporated herein, as may be amended, restated or otherwise modified from time to time attached hereto as Attachment C.

“Raw Materials” means, in relation to each Product, the components and packaging materials used in the Manufacture thereof, but excluding the Fiber Bundles.

“Raw Material Specifications” means the specifications relating to the procurement, handling, warehousing, and storage of Raw Materials attached hereto as Attachment D, as such specifications may be amended from time to time by mutual agreement of the Parties.

“Records” shall have the meaning provided in Section 3.5.5 hereof.

“Regulatory Standards” means the principles detailed in FDA Quality System Regulation (21CFR, Part 820), ISO 13485:2003, Quality Systems for Medical Devices, and Medical Device Directive (MDD 93/42/EEC) , as amended or updated from time to time.

“Requirements” means any of Arbios’, or its Affiliates’, successors’, assigns’, licensees’, agents’, distributors’ or contractees’, requirements for sales, use (other than research use), and inventory of Product.

“SEPET” means Selective Exchange Plasma Therapy technology, which is proprietary to Arbios.

“Specification” means each of the following as they relate to Raw Materials and/or Product as appropriate:

(a) the Product Specifications,

(b) the Raw Material Specifications

(c) the Packaging Specifications, or

(d) the Quality Control Specifications,

each as set forth in the attachments hereto and as may be amended, restated or otherwise modified from time to time by mutual written agreement of the Parties.

“Stock-out” means any point in time that Arbios has no inventory of Product on hand.

“Third Party” means any person, or entity other than the Parties to this Agreement.

“Unit” means one unit of Product in finished and packaged form.

“Unit Price” means the Price of a Unit identified in Attachment E, as otherwise modified pursuant to the terms hereof.

“Year” means the period from the Effective Date to December 31, 2007 and each subsequent calendar year thereafter beginning January 1, 2008 during the term of this Agreement or any extension thereof.

2. COOPERATION BETWEEN THE PARTIES

Arbios and NxStage shall each cooperate with one another to establish general oversight and management of certain aspects of implementation of Manufacture and quality control during the course of this agreement through each Party’s designated representatives, whether employees, consultants or Affiliates. Without prejudice to the generality of the foregoing, the Parties shall work together to:

2.1	oversee the timing and implementation of relevant phases of Manufacture in relation to the Product; including as needed, obtaining expert consultants to assist in the process optimization; and

2.2	review the operation of this Agreement including with regard to volume forecasts, and technical and pricing issues in accordance with the terms hereof.

3. MANUFACTURE AND SUPPLY OF PRODUCTS AND RAW MATERIALS

3.1
General. During the Exclusive Period, NxStage shall Manufacture (as defined below) 100% of all Requirements for Product. NxStage shall conduct for Arbios the production, manufacturing, testing and packaging (“Manufacture”) of Product according to the Specifications, and the other provisions of this Agreement and shall supply Product to Arbios in accordance with the terms hereof. Product shall be Manufactured and supplied in accordance with the following provisions:

3.1.1
Subject to the terms and conditions hereof, during the Exclusive Period, NxStage shall Manufacture all Requirements for Product, and Arbios shall purchase all of its Requirements of Product from NxStage.

3.1.2
During the term of this Agreement, NxStage shall not Manufacture, supply or sell Product for or to or any Third Party or sell Product itself. NxStage shall notify Arbios in writing at least [ * ] days prior to knowingly engaging in the Manufacture, supply or sale of a Competing Product for or to any Third Party, or selling any such Competing Product itself, and shall promptly notify Arbios upon becoming aware of any such event of which NxStage did not have [ * ] days prior notice.

3.1.3
During the term of this Agreement, unless otherwise provided in Section 13.1, Arbios agrees that it will not itself enter into any arrangement, or directly or indirectly enter into any arrangement with a Third Party, or solicit or encourage any Third Party to enter into any arrangement, whereby access for NxStage’s customers in the U.S. to an open system configuration of the Product would be precluded.

3.1.4	All Product shall be Manufactured by NxStage at its Plants in accordance with the Product Specifications, using the Fiber Bundles to be provided by Arbios.

3.1.5
Product will be supplied to Arbios in non-sterile form and the Parties agree that NxStage shall have no obligation to supply products hereunder which would require NxStage to register its Plant in Germany with the FDA.

3.1.6	NxStage shall assist Arbios in compiling a design history file for the Product at Arbios’ expense. Arbios shall be responsible for maintenance of the design history file.

3.1.7	NxStage shall conduct quality control testing, as set forth in the QCS.

3.1.8
NxStage shall have sole responsibility for disposing of all waste Product and other wastes arising from Manufacture in accordance with all Applicable Laws. Arbios shall advise NxStage on waste disposal issues unique to the Fiber Bundles.

3.1.9
In the event Arbios fails to purchase all of its Requirements for Product from NxStage to the extent required pursuant to this Agreement, in addition to any other remedies NxStage may have hereunder, Arbios shall pay NxStage a fee equal to [ * ] percent ([ * ]%) of the then-current, or most recent, Product purchase price hereunder, whichever is higher, for each Product obtained from another source, including without limitation, Product manufactured by Arbios. Any payments made hereunder shall be creditable against any shortfall payment due to NxStage pursuant to Section 4.4.

3.1.10
Each Party shall have the right, no more than [ * ] during any calendar year hereunder, to have an independent Third Party audit the other Party’s records to ensure its compliance with, for Arbios, its exclusive purchase obligations hereunder and, for NxStage, its obligations under Section 3.1.2.

3.2	Pricing. The Unit Price and other charges to be paid by Arbios for the Product are set forth in Attachment E.

3.3	Starting Materials.

3.3.1
All Raw Materials required for the Manufacture of Product shall be acquired by NxStage from Third Parties. Arbios shall be promptly notified in writing of any changes in any Raw Materials or a change in suppliers which occurs after the Effective Date.

3.3.2
All Fiber Bundles required for the Manufacture of Product shall be provided by Arbios to the Plant in such quantity and quality, at such times, and in accordance with the relevant Specifications, in order to enable NxStage to perform its obligations hereunder without delay. The Parties shall mutually agree on specific procedures for the supply and handling of Fiber Bundles prior to the first shipment thereof to NxStage.

3.3.3
Arbios will at all times retain title to and ownership of the Fiber Bundles. Arbios further represents and warrants that at all times during the term of this Agreement, the supplier of the Fiber Bundles shall distinguish the Fiber Bundles through some visual means that are readily apparent to the naked eye so that NxStage employees and representatives can easily observe the difference between the Fiber Bundles and other fiber bundles routinely used by NxStage in the manufacture of filters at its Plant. NxStage will provide within the Plant an area or areas where the Fiber Bundles are segregated in such a way as to be able at all times to clearly distinguish such materials from products and materials belonging to NxStage, or held by it for a Third Party's account. NxStage will at all times use commercially reasonable efforts to protect the Fiber Bundles from risk of loss or damage at all stages of Manufacture. NxStage will ensure that the Fiber Bundles are free and clear of any liens or encumbrances, except as may be imposed on Arbios or its assets by any Third Party. NxStage will within [ * ] business days notify Arbios if at any time it believes any Fiber Bundles have been damaged, lost or stolen.

3.3.4
NxStage agrees (a) to account for all Fiber Bundles delivered to NxStage, (b) not to provide Fiber Bundles to any Third Party without the express prior written consent of Arbios, (c) not to use Fiber Bundles for any purpose other than conducting the Manufacture of Products for Arbios hereunder, including, without limitation, not to analyze, characterize, modify or reverse engineer any Fiber Bundles or take any action to determine the structure or composition of any Fiber Bundle unless required pursuant to this Agreement, and (d) to return to Arbios all unused quantities of Fiber Bundles upon request.

3.3.5
NxStage agrees to conduct testing of the Fiber Bundles, as set forth in the Specifications. Arbios agrees that it shall be responsible for all Fiber Bundle scrap, including scrap caused by Fiber Bundle leaks, and that it shall pay NxStage [ * ] times the then-current price of the Product for each Fiber Bundle that is found to leak after incorporation in a Product for which Manufacture hereunder has been completed, and a mutually agreed upon [ * ] amount for all other Fiber Bundles scrapped due to other causes, depending upon the level of manufacturing conducted by NxStage prior to the point of scrapping. Notwithstanding the foregoing, NxStage agrees that Arbios shall not be responsible for scrapping caused by the negligence or willful misconduct of NxStage. The Parties expect that Fiber Bundle scrap hereunder shall not exceed [ * ]% of the total supplied Fiber Bundles, where scrap is determined based on fiber leakage (integrity); provided that NxStage shall not be liable for scrapping in excess of this rate, except where scrapping is caused by the negligence or willful misconduct of NxStage. NxStage shall cooperate with Arbios, as reasonably requested and at Arbios’ expense, in efforts to seek refunds or credits from Arbios’ Fiber Bundle supplier for scrap, including without limitation by retaining for a reasonable period and/or providing, at Arbios’ expense, scrap to any site as reasonably directed by Arbios.

3.4
Specification Changes. Either Party may from time to time request changes to the Specifications; provided that no change may be made without the prior written agreement of the Parties. Arbios understands and agrees that if any such change to the Specifications would be, in the sole opinion of NxStage, unduly burdensome or inconsistent with its business interests, NxStage shall have no obligation to agree to, or implement, such Specification change; provided, however, that the Parties will work together in good faith to come to agreement on any such change in Specifications. In the event that, within [ * ]) days of any notice to NxStage by Arbios requesting a change to Specifications, which includes the reasons therefor, the Parties, despite good faith negotiations, cannot agree on terms for the supply of Product meeting such changed Specifications on terms and conditions reasonably similar to those specified herein (it being understood that changes in Specifications may require changes in price), Arbios shall have the right to terminate this Agreement on at least [ * ]days prior written notice to NxStage; provided that following any such termination, Arbios shall not be permitted to manufacture or purchase Product meeting any previously agreed Specifications from any Third Party; and provided further that no Third Party may supply Product meeting such changed Specifications on terms not materially more favorable to Arbios than those offered by NxStage prior to such Agreement termination.

3.5
Prior to implementing any agreed-to changes to the Specifications, the Parties agree to negotiate in good faith in an attempt to reach agreement on (a) the new Unit Price which embodies such change, giving due consideration solely to the effect thereof on NxStage’s direct Manufacturing Costs for the Product and (b) any other amendments to this Agreement which may be necessitated by such changes (i.e., an adjustment to the lead time for purchase orders).

3.6	Regulatory Matters; Audits.

3.6.1
Arbios will be responsible for obtaining, at its expense, all regulatory and governmental approvals and permits necessary for Arbios’ use of any Product Manufactured under this Agreement. NxStage will be responsible for providing Arbios, at Arbios’ expense, with all supporting data and information relating to the Manufacture of Product reasonably necessary for obtaining such approvals, including, without limitation, all Records, raw data, reports, authorizations, certificates, methodologies, raw material specifications, SOPs, standard test methods, Certificates of Analysis and other documentation in the possession or under the control of NxStage relating to the Manufacture of Product (or any component thereof). All such information provided by NxStage shall be deemed Confidential Information of NxStage; provided, however, that information, such as Certificates of Analysis, which is reasonably required to be disclosed to regulatory agencies including the FDA in connection with the development, approval, use or sale of Products by or on behalf of Arbios, shall not be deemed NxStage Confidential Information. All Confidential Information of NxStage is subject to Section 7 hereof. Arbios will, to the extent reasonable, seek confidential treatment for any Confidential Information of NxStage.

3.6.2
NxStage, at its sole expense, will be responsible for performing all validation of its Plants, equipment and cleaning and maintenance processes employed in the Manufacture of Product in accordance with Regulatory Standards, Manufacturer’s SOPs, the QCS, and Applicable Law.

3.6.3
NxStage, in accordance with Applicable Law, shall permit representatives of any regulatory agency having jurisdiction over the Manufacture or marketing of Product to inspect its facilities in conjunction with the Manufacture of Product. NxStage will give as much advance notice as possible to Arbios of any such visit or inspection which involves the facility, equipment or processes used to manufacture the Product. NxStage will provide to Arbios a copy of any report or other written communication received from such regulatory authority in connection with such visit or inspection, and any written communication received from any regulatory authority relating to any Product or the Plant (if it relates directly to or affects directly the Manufacture of Product), within [ * ] after receipt thereof, and will consult with, Arbios before responding to each such communication. NxStage will provide Arbios with a copy of its final responses within [ * ]) business days after submission thereof, again, if it relates directly to or affects directly the Manufacture of Product.

3.6.4
Arbios shall have the right to hire an independent third party quality auditor, not affiliated with Arbios or NxStage, and reasonably acceptable to NxStage, who shall, at reasonable times and upon prior notice in writing with representatives of NxStage present, visit the Plant no more than [ * ] per year (but more often if Arbios has reasonable cause for concern of a material non-compliance by NxStage with its obligations hereunder), to review quality control procedures and NxStage’s compliance with this Agreement, including, without limitation, inspection of (i) the equipment and materials used in the Manufacture of Product, and (ii) all Records relating to such Manufacture. Any such independent third party quality auditor shall not disclose NxStage Know-How to Arbios in connection with these activities, including without limitation, NxStage Know-How relating to manufacturing processes.

3.6.5
NxStage will keep complete and accurate records of all work done by it under this Agreement, in form and substance as specified in the QCS, as required by the Regulatory Standards, Applicable Law, and/or as required by this Agreement (collectively, the “Records”). Subject to Section 7.2, NxStage will not transfer, deliver or otherwise provide any such Records to any party other than Arbios, without the prior written approval of Arbios. Records will be available at reasonable times for inspection, examination and copying by or on behalf of Arbios. All original Records of the Manufacture of Product under this Agreement will be retained and archived by NxStage in accordance with Regulatory Standards and Applicable Law, but in no case for less than a period of [ * ] years following shipment of the relevant Product. Upon Arbios’ request and at Arbios’ expense, NxStage will promptly provide Arbios with copies of such Records.

4. FORECASTS; ORDERS

4.1
Long Term Forecast. Within [ * ] days of the Effective Date and [ * ] days prior to the end of every calendar quarter thereafter, Arbios shall deliver to NxStage a rolling quarterly forecast of Arbios’ projected orders for Product covering the next [ * ] calendar quarters, the [ * ] of which shall be 100% binding on Arbios (the “Forecast”).

4.2
Product Availability. NxStage shall promptly notify Arbios if at any time it expects to have any difficulty in filling orders contemplated by the then-current forecast or covered by any pending purchase order.

4.3
Excess Product. Should any Purchase Order include volume of Product in amounts that exceed [ * ]% of amounts set forth in the most recent forecast provided by Arbios to NxStage pursuant to Section 4.1 hereof, or should Arbios desire to increase the amount of Products to be manufactured pursuant to any already submitted Purchase Order, then NxStage shall use reasonable efforts to comply with such requested changes. Notwithstanding the foregoing, NxStage shall not be liable to Arbios for any inability, despite its reasonable efforts, to Manufacture such excess Product.

4.4
Minimum Purchase Requirements. In the event Arbios purchases more than [ * ] units of Product from NxStage hereunder in any one calendar year, NxStage and Arbios shall meet within [ * ] days thereafter to determine an appropriate annual Product minimum purchase requirement (“Minimum Purchase Requirement”), which shall in no event be less than [ * ] percent ([ * ]%) of Arbios’ total Product purchase volume over the preceding twelve (12) calendar months. The Minimum Purchase Requirement shall be adjusted annually, within [ * ] days of the end of each calendar year hereunder, if necessary, to reflect increased or decreased purchase volumes of Arbios over the preceding year. Without limiting the obligations set forth in Section 3.1.9 hereof, in the event Arbios fails in any calendar year to satisfy the applicable Minimum Purchase Requirement, Arbios shall pay to NxStage a shortfall payment equivalent to the difference between the [ * ] and the[ * ], for Product hereunder.

5. PURCHASE OF PRODUCT; DELIVERIES

5.1
Purchase Orders. Except to the extent the Parties may otherwise agree with respect to a particular shipment, the Product shall be ordered by Arbios pursuant to written purchase orders, which shall be sent to NxStage with not less than [ * ] days’ lead time prior to the relevant Delivery Dates (and after the date on which the relevant Fiber Bundles are available at the Plant), and which shall not include requested Delivery Dates more than [ * ] months after the date of the relevant purchase order. NxStage shall accept any such purchase order and supply the Product in such quantities and on the Delivery Dates set forth in the relevant purchase order; provided such orders are consistent with the Forecast and the other terms and conditions of this Agreement.

5.1.1
NxStage shall furnish to Arbios with each shipment of Product ordered by Arbios hereunder, (i) a Certificate of Conformance reflecting that such Product conforms to the relevant Specifications and (ii) all documentation required by law, regulation or any regulatory authority having jurisdiction over such shipment.

5.2	Delivery. The terms of delivery for the Product shall be FOB NxStage’s Plant.

5.3
Risk and Transfer of Title. Property in, title to and risk of loss of or damage to all Raw Materials and Product shall remain with NxStage and pass to Arbios only upon delivery of Product to the carrier. Products shall be properly prepared for safe and lawful shipment by NxStage and shall be shipped via the common carrier mutually agreed upon by the Parties. All shipments shall be accompanied by appropriate transportation documentation, as mutually agreed by the parties.[ * ]

5.4
Non-conforming Product. In the event that any Product shall fail to strictly conform with the Specifications, Arbios shall reject such Product by giving written notice to NxStage within [ * ] days from the date of receipt of such Products at Arbios, or [ * ] of the discovery of any defect that could not be reasonably discovered by Arbios during such [ * ] day period following a diligent Product inspection; provided that such notice must, in any event, be provided within the first [ * ] months of the Product’s labelled shelf life when the average annual purchase volume is below [ * ] Units, and [ * ] months of the Product’s labelled shelf life when the average annual purchase volume exceeds [ * ] Units. Any notice given hereunder shall specify the manner in which the Product fails to conform with the Specifications.

5.4.1
If it is determined by agreement of the Parties (or in the absence of agreement of the Parties by a mutually acceptable independent testing laboratory or consultant whose fees shall be paid by the non-prevailing Party) that the non-conformity is due to damage to the Product (i) caused by Arbios or its agents or (ii) which occurs subsequent to delivery of such Product to the carrier at the point of origin, NxStage shall have no liability to Arbios with respect thereto. If the non-conformity is caused by the negligence of NxStage or breach by NxStage of any term of this Agreement, NxStage shall, as Arbios’ sole and exclusive remedy~~,~~ for Product rejected pursuant to this Section 5.4, credit Arbios’ account the price invoiced for such non-conforming Product (including without limitation reimbursement to Arbios for the cost of any Fiber Bundles included in such non-conforming Product). If payment for non conforming Product has previously been made by Arbios, at Arbios’ option, NxStage shall (i) pay Arbios the amount of such credit (including without limitation reimbursement to Arbios for the cost of any Fiber Bundles included in such non-conforming Product), (ii) offset the amount thereof (including without limitation reimbursement to Arbios for the cost of any Fiber Bundles included in such non-conforming Product) against other amounts then due NxStage hereunder or (iii) replace such non-conforming Product with conforming Product at no additional cost to Arbios (including without limitation reimbursement to Arbios for the cost of any Fiber Bundles needed to make such replacement Product). For clarity, this section shall not be deemed to limit NxStage’s indemnification obligations pursuant to Section 11.3.

5.4.2
Disposition of Non-conforming Product. In any case where Arbios rejects non-conforming Product, Arbios shall await written instructions from NxStage as to further disposition of the non-conforming Product. If NxStage does not provide such instructions within [ * ] days of receipt of Arbios’ rejection notice, Arbios shall dispose of the Product and invoice NxStage for the costs of destruction. In any event, Arbios may retain samples of non-conforming Product for the purpose of determining any dispute.

5.5
Late Delivery Charge. Arbios shall not be required to take receipt of Product shipped [ * ] ([ * ]) or more after the Delivery Date indicated in the relevant accepted purchase order; provided, however, that in addition to any other remedy available to Arbios, in the event that Arbios elects at its sole discretion to accept Product that is shipped [ * ] ([ * ]) or more after the Delivery Date specified in the applicable purchase order, Arbios shall be due a late delivery credit of [ * ] percent ([ * ]%) of the invoice price of the relevant shipment.

6. FINANCIAL PROVISIONS

6.1 Unit Price/Engineering Fees.

6.1.1
Arbios shall pay to NxStage the Unit Price for each Unit Manufactured and delivered by NxStage in accordance with the terms of this Agreement, and such additional Engineering Fees as are indicated in Attachment E.

6.1.2
Until Arbios becomes cash flow positive in its consolidated operations for [ * ] consecutive quarters, payments to NxStage will be due [ * ]% on shipment and [ * ]% within [ * ] days from the date of NxStage’s invoice, which invoice shall be sent out concurrently with shipment of Product. All payments due hereunder shall be made in Euro to an account or address of NxStage unless otherwise agreed by the Parties.  Payments made after the stated term shall be subject to late charges equivalent to the lesser of [ * ]%) of such overdue amount per month or the maximum rate allowed by law. In addition, if full payment for each invoice properly issued hereunder is not received within [ * ]) days of the invoice date, NxStage may restrict or completely stop subsequent shipments of Product until payment is received or terminate this Agreement.

6.1.3
If at any time during the term of this Agreement, Arbios is not required to provide public financial statements, NxStage may request, not more than [ * ] for each calendar quarter during any such period, Arbios’ balance sheet and income statement. Arbios shall then provide to NxStage, promptly following such request, but in any event within [ * ] days of the end of such calendar quarter, its balance sheet and income statement.

6.2
Raw Material Costs. All Raw Materials acquired by NxStage for the Manufacture of Products shall be paid for by NxStage and the costs thereof are incorporated into the Unit Price and pricing associated with the tubing, Luer assembly and packaging, to be paid by Arbios for the Product.

6.3	Miscellaneous Costs. The following costs shall be borne or allocated as follows:

6.3.1
the Costs of routine testing by NxStage as included in the Specifications are included in the prices to be charged pursuant to Section 6.1. Should additional testing beyond such routine testing be required or requested by Arbios, Arbios shall bear all costs.

6.3.2	the Costs of all testing to release Raw Materials, in-process testing and finished Product testing shall be paid by NxStage and are incorporated into the Unit Price.

6.4	Price Variations. The Unit Price may be adjusted [ * ] in accordance with the following provisions:

6.4.1	the Unit Price may be increased [ * ] commencing upon the first anniversary of the Effective Date by an amount not to exceed [ * ].

6.4.2	Arbios shall have the right, upon reasonable notice and not more than [ * ], to have a Third Party audit NxStage’s records with respect to the cost basis for any price increase under this Section 6.4.

6.5
Taxes. Duty, sales, use or excise taxes imposed by any governmental entity that apply to the Manufacture of Product hereunder will be borne by Arbios (other than taxes based upon the income of NxStage).

7. CONFIDENTIAL INFORMATION AND PUBLICITY

7.1
Subject to Sections 7.2 and 7.4 below, each Party agrees that it will not disclose to any Third Party any Confidential Information received in relation to this Agreement during the term of this Agreement and for a period of [ * ] years following the expiration or termination for any reason of this Agreement, or in the case of Know-How, in perpetuity until such Know-How ceases to be Confidential Information of NxStage or Arbios, as the case may be, and that it will not (i) use such information for any purpose other than in accordance with its rights hereunder and to carry out its obligations under this Agreement or (ii) disclose such information to or permit its use by any person other than such of the receiving Party’s permitted officers, employees and agents who reasonably require access to the Confidential Information for the purpose of carrying out such Party’s rights and obligations under this Agreement and who have an enforceable legal obligation to the receiving Party of confidentiality and non-use of the Confidential Information no less onerous than the terms hereof. The Parties agree that they shall use best efforts to avoid the disclosure of Know How to each other. In the event that Know How needs to be disclosed pursuant to the terms hereof, such Know How shall be identified in writing as “Know How” prior to its disclosure. If Know How is inadvertently disclosed, the disclosing Party shall promptly provide written notice to the receiving Party of such inadvertent disclosure promptly upon becoming aware of it, with such notice including an identification of the Know How disclosed.

7.2
The foregoing notwithstanding, the Confidential Information may be disclosed by the receiving Party in the event that it is required to do so by operation of law or by a governmental authority, but only to the extent that such disclosure has been so required or requested and provided that the disclosing Party has, where possible, been given notice a reasonable amount of time in advance to enable it to seek legal protection or confidential treatment of such Confidential Information. The receiving Party shall also consult with the disclosing Party, and include the disclosing Party’s reasonable suggestions, in connection with any Freedom of Information Act request relating to the Confidential Information of the disclosing Party.

7.3	For the purposes of this Agreement, Arbios Know-How and NxStage Know-How disclosed hereunder shall be deemed Confidential Information of Arbios and NxStage, respectively.

7.4
Absent written consent from the other Party, which consent shall not be unreasonably withheld or delayed, neither Arbios nor NxStage shall originate any publicity, news release or public announcement, written or oral, whether to the public or press (“Announcement”), relating to performance under this Agreement or any of its terms, except where, in the opinion of counsel for the Party making such Announcement, it is required by law to be made. In the event that such disclosure is required, as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party to the maximum extent possible with respect to the wording and timing of any such disclosure. The Parties shall mutually agree on a press release announcing the execution of this Agreement. Notwithstanding the foregoing, Arbios is in no way restricted from making Announcements relating to the Product and Arbios may, in its sole discretion, make such Announcements without written consent from NxStage so long as an Announcement does not reference NxStage’s name. Notwithstanding the foregoing, the Parties agree that either Party can make disclosures relating to this Agreement or the activities conducted hereunder, without the other Party’s prior written consent, as required by Applicable Laws, including securities laws.

8. RECALLS

8.1
Arbios shall respond to all consumer complaints regarding Products supplied to Arbios hereunder and shall bear the cost of all recalls, market withdrawals or corrections of Product unless such recall, market withdrawal or correction shall have arisen as the sole result of NxStage’s failure to Manufacture Products that meet the Specifications and not as the result, in any way, of the negligence or other misconduct of Arbios, in which case NxStage shall bear the direct and reasonably incurred out-of-pocket costs and expenses of such recall, market withdrawal or correction (meaning the costs of notifying customers and the costs associated with shipping recalled Products from customers). Arbios shall have the sole right to initiate and manage any recall, and shall promptly inform NxStage of any such occurrence. Arbios shall consult with NxStage in good faith regarding any recommendations made by NxStage relating to whether Arbios should initiate a recall.

9. INTELLECTUAL PROPERTY RIGHTS

9.1
NxStage acknowledges and agrees that all Arbios Intellectual Property Rights are the exclusive property of and belong to Arbios or its Affiliates. Arbios acknowledges and agrees that all NxStage Intellectual Property Rights are the exclusive property of and belong to NxStage or its Affiliates.

9.2	The parties acknowledge and agree that no joint development is contemplated by the terms of this Agreement.

9.3
Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Right, other than the rights expressly granted in this Agreement. Neither Party is required hereunder to furnish or disclose to the other Party any technical or other information, except as expressly provided herein.

10. WARRANTIES

10.1	NxStage represents and warrants to Arbios that the Product supplied to Arbios hereunder will be Manufactured in compliance with the Specifications.

10.2
NxStage represents and warrants to Arbios that NxStage is in material compliance with all Applicable Laws with respect to the Plant and, to NxStage’s knowledge, there are no circumstances or conditions which would reasonably be expected to prevent compliance from continuing during the duration of this Agreement or interfere with NxStage’s ability to Manufacture Product, in each case, or create any financial liability on Arbios or its Affiliates.

10.3
NxStage and Arbios each represents and warrants to the other that all corporate action on the part of NxStage and Arbios, respectively, and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of NxStage and Arbios, respectively, hereunder has been taken.

10.4
NxStage represents and warrants to Arbios that it has not been debarred, nor is it subject to a pending debarment, and that it will not use in any capacity in connection with the Manufacture of Products hereunder any person who has been debarred pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, or any foreign equivalent thereof, or who is the subject of a conviction described in such section or any foreign equivalent thereof. NxStage agrees to notify Arbios in writing immediately if NxStage or any person who is performing Manufacture of Products hereunder is debarred or is the subject of a conviction described in section 306 or any foreign equivalent thereof, or if any action, suit, claim, investigation, or proceeding is pending, or to the best of NxStage’s knowledge, is threatened, relating to the debarment or conviction of NxStage or any person performing Manufacture of Product hereunder.

10.5
NxStage and Arbios each represent and warrant that, to the best of its knowledge, use of the NxStage Intellectual Property or the Arbios Intellectual Property, respectively, as contemplated herein will not infringe or violate any patent, trademark, trade name, copyright, trade secret or other proprietary right of any Third Party.

10.6
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

11. LIABILITY AND INDEMNITIES

11.1
Each Party shall promptly notify the other, in writing, if it learns of any litigation, claim, administrative or criminal proceedings (collectively “Actions”), asserted or threatened against such Party (the “Aggrieved Party”) for which such Party is entitled to indemnification hereunder from the other Party. With respect to any such Action, the other Party shall reasonably cooperate with and provide such reasonable assistance to such Aggrieved Party as such Aggrieved Party may reasonably request. Such reasonable assistance may include, without limitation, providing copies of all relevant correspondence and other materials that the Aggrieved Party may reasonably request; provided, however, that any Confidential Information shall be treated in accordance with the provisions of Section 7 hereof.

11.2
Arbios hereby agrees to defend, indemnify and hold harmless NxStage and each of its Affiliates and their respective officers, directors and employees from and against any Third Party liability, claims, loss, damage, costs and expenses (including reasonable legal fees) (each a “Liability”) to the extent arising from (i) Arbios’ negligence or wilful misconduct, or (ii) the use, application, storage, marketing, distribution or sale of Product, except, in any case, to the extent that such Liability arises as a result of NxStage’s wilful misconduct, negligence or material breach of this Agreement.

11.3
NxStage hereby agrees to defend, indemnify and hold harmless Arbios and each of its Affiliates and their respective officers, directors, and employees from and against any Third Party Liability to the extent arising from (i) NxStage’s negligence or wilful misconduct, or (ii) NxStage’s failure to Manufacture Product meeting the Specifications, except, in any case, to the extent that such Liability arises as a result of Arbios’ wilful misconduct, negligence or material breach of this Agreement.

11.4	No indemnity may be claimed by or given to the Party seeking to rely on such indemnity:

11.4.1
unless the Party claiming indemnity shall have notified the other Party of the relevant potential Liability promptly upon becoming aware of such potential Liability except to the extent the failure to provide such notice does not prejudice the indemnifying Party’s ability to defend or contest any suit or claim relating to such potential Liability,

11.4.2
where the Party seeking indemnification has made any offer or any settlement without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed, and

11.4.3
unless the Party seeking indemnification has allowed the indemnifying Party to assume full control of all proceedings in relation to any such potential Liability within [ * ] of having been given notice of such proceedings; provided, that (i) the Party seeking indemnification shall have the right to appoint independent counsel at its own cost to participate therein and (ii) no compromise or settlement may be effected by the indemnifying Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

11.5
The Party seeking indemnification shall cooperate fully with the indemnifying Party and its legal representatives in the investigation and defense of any action or claim with respect to which indemnification is sought hereunder.

11.6	Insurance.

11.6.1
NxStage shall maintain, throughout the term of this Agreement, products liability, comprehensive general liability and broad form contractual liability insurance.  Products liability insurance must have minimum limits of at least $[ * ] per occurrence, and general liability and broad form contractual liability insurance must, in each case, have minimum limits of at least $[ * ] per occurrence.  Simultaneously with the execution of this Agreement, NxStage shall provide Arbios certificates of insurance, issued by a company or companies reasonably acceptable to Arbios, evidencing the existence of the insurance required to be maintained pursuant to this Section and providing that Arbios is an additional insured under such policies.  NxStage agrees to provide at least [ * ] notice of the expiration or cancellation of any insurance required by this Section.

11.6.2
Arbios shall maintain, throughout the term of this Agreement, products liability, comprehensive general liability and broad form contractual liability insurance.  Products liability insurance must have minimum limits of at least $[ * ] per occurrence (provided that such minimum limit shall be increased to $[ * ], which shall also cover liabilities associated with human clinical trials, prior to the initiation of the first human patient treatment using Product supplied by NxStage hereunder), and general liability and broad form contractual liability insurance must, in each case, have minimum limits of at least $[ * ] per occurrence.  Simultaneously with the execution of this Agreement, Arbios shall provide NxStage certificates of insurance, issued by a company or companies reasonably acceptable to NxStage, evidencing the existence of the insurance required to be maintained pursuant to this Section and providing that NxStage is an additional insured under such policies.  Arbios agrees to provide at least [ * ]) days notice of the expiration or cancellation of any insurance required by this Section.  Arbios agrees that to provide NxStage at least [ * ]) days prior notice before initiating the first human patient treatment using Product supplied by NxStage hereunder, and further agrees that NxStage shall have no obligation to supply Product to Arbios for human use until Arbios provides NxStage an updated certificate of insurance, issued by a company or companies reasonably acceptable to NxStage, evidencing the increase in products liability insurance coverage required by this Section.

11.7
NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT APPLY TO DAMAGES RESULTING FROM BREACHES BY A PARTY OF ITS DUTY OF CONFIDENTIALITY AND NON-USE IMPOSED UNDER SECTION 7 OR ITS INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 11.

11.8	THE TOTAL LIABILITY OF NXSTAGE ARISING UNDER THIS AGREEMENT SHALL NOT EXCEED U.S. [ * ] [ * ]) UNTIL THE ANNUAL PURCHASE VOLUME EXCEEDS [ * ] UNITS, IN WHICH EVENT IT WILL INCREASE TO U.S. [ * ]).

12. CAPACITY

NxStage shall use commercially reasonable efforts to ensure that Arbios’ Product Requirements are met. In the event that NxStage in its reasonable judgement anticipates that it will not be able to satisfy Arbios’ Requirements for Product based on Arbios’ most recent Forecast, NxStage shall give written notice to Arbios. Within [ * ] days of receipt of such notice, Arbios and NxStage shall meet to determine courses of action to address such capacity issues. NxStage shall consider in good faith obtaining additional manufacturing capacity for the Product; provided that (i) Arbios must agree to mutually acceptable Product minimum purchase requirements as a condition to NxStage obtaining such additional capacity, and (ii) NxStage shall have no obligation to obtain additional manufacturing capacity and shall have no liability to Arbios hereunder if it fails to meet Arbios’ demand for Product beyond its available capacity constraints, other than, subject to Section 15, liability arising from a failure to fill any purchase order previously accepted by NxStage. Arbios understands and agrees that in the event of any capacity constraints at the Plant, available capacity will be allocated based on the previous [ * ] months of production, and that NxStage shall have no liability to Arbios based on such allocation.

13. TERM AND TERMINATION

13.1
Unless terminated as otherwise provided herein, this Agreement shall commence on the Effective Date and shall expire seven (7) years from the date of first Product Approval authorizing Commercial Launch of the Product (“Expiration Date”). Notwithstanding the foregoing, in the event that Commercial Launch has not occurred prior to the seventh (7th) anniversary of the Effective Date, this Agreement and the Exclusive Period shall expire as of such date.

13.2	Either Party is entitled to terminate this Agreement by notice given in writing to the other if:

13.2.1
the other Party commits any continuing or material breach of any of the provisions of this Agreement and fails to remedy the same within [ * ] days after receipt of a written notice giving full particulars of the breach and requiring it to be so remedied; provided that such period may be extended for a period not to exceed an additional [ * ] days if such breach cannot reasonably be cured within such [ * ] day period and the breaching party has undertaken reasonable steps to cure such breach within such [ * ] days and appears likely to cure such breach within such additional period.

13.2.2
the other Party becomes or is adjudged insolvent, makes an assignment for the benefit of its creditors, has a petition filed in bankruptcy for or against it or goes into liquidation (except for the purposes of a bona fide amalgamation or other reorganization) or a receiver is appointed over all or a major part of the property or assets of that other Party.

13.3
Notwithstanding Section 15.1, and in addition to any other remedies available under this Agreement, Arbios is entitled in its sole discretion to terminate this Agreement or to convert it to a non-exclusive arrangement upon [ * ]) [ * ] notice given in writing to NxStage if:

13.3.1
At anytime during the term of this Agreement, NxStage knowingly Manufactures, supplies, or sells any Competing Product for or to any Third Party, or sells any such Competing Product itself and NxStage fails to cease this activity following [ * ] notice thereof from Arbios,

13.3.2
NxStage fails to ship at least [ * ] percent ([ * ]%) of the quantity of Product meeting the Specifications which was otherwise to be delivered within any [ * ] period as provided in outstanding purchase orders, except due to an event of Force Majeure or otherwise the fault of Arbios, including without limitation any failure to timely supply Fiber Bundles, or any failure in the quality of Fiber Bundles supplied; provided such orders are consistent with the terms hereof, including without limitation those set forth in Section 4.3,

13.3.3
The regulatory status of the Plant is such that for at least [ * ] consecutive [ * ] Manufacture in accordance with the Regulatory Standards in accordance with agreed delivery time is not possible, as reasonably agreed by NxStage,

13.3.4
Arbios, in its sole reasonable discretion determines that it is commercially unfeasible to continue commercializing the Product, provided that if Arbios, within [ * ] subsequent thereto, elects to commercialize the Product, the Agreement may be reinstated, at NxStage’s option, or

13.3.3	NxStage seeks to excuse performance hereunder due to a Force Majeure for a period of more than [ * ].

13.4
In addition, either party is entitled to terminate this Agreement by giving a [ * ] notice in writing. In such event, and pursuant to Arbios purchase orders, NxStage will continue to supply Arbios with Product per the terms of this Agreement, for up to [ * ]% of the volume of Product ordered by Arbios during the [ * ] prior to such notice of termination, during the [ * ] period after any such termination notice is given. Arbios agrees that in the event Arbios seeks to terminate this Agreement pursuant to this Section 13.4, Arbios may not, prior to the termination notice, directly or indirectly initiate steps to, make arrangements for, or commence for itself or at a Third Party, activities relating to the manufacture of Products. Further, as soon as Product is supplied by a Third Party or manufactured by Arbios, NxStage’s obligations and agreements hereunder to supply Product shall immediately terminate; it being understood and agreed that all of Arbios’ obligations and agreements hereunder, including without limitation those with respect to Product purchase Requirements under Section 3.1.9 and Minimum Purchase Requirements under Section 4.4 (prorated as relevant), shall remain in effect until the termination of the Agreement at the conclusion of the [ * ] notice period.

14. CONSEQUENCES OF TERMINATION

14.1	Upon the expiration or termination for any reason of this Agreement:

14.1.1	the terms of Sections 3.3.3, 3.3.4, 6.1, 7, 9, 10, 11, 14, 17 and 18 shall continue in full force and effect in accordance with their respective terms;

14.1.2
NxStage and Arbios shall, upon request of the other, return to the other all Confidential Information received from it in relation to the Products, along with all records or copies thereof, except for one copy which may be retained in the recipient’s inactive files for the purpose of determining its obligations hereunder;

14.1.3
Unless this Agreement is terminated by NxStage under Section 13.2 or 13.4, or by Arbios under Section 13.4 or 13.3.4, if this Agreement is terminated prior to the Expiration Date, NxStage shall continue the Manufacture of Product in accordance with the terms of this Agreement for delivery to Arbios on terms specified herein for such period as may be reasonably necessary for Arbios to transfer production to an alternative manufacturer including without limitation time to negotiate terms and qualify and validate any such alternative manufacturer, and otherwise Manufacture all outstanding orders; provided, however, that in no event shall NxStage be required to do any of the foregoing for any period beyond the earlier of (i) [ * ] after termination and (ii) the Expiration Date then in effect.

14.1.4
NxStage shall ship and invoice to Arbios, and Arbios shall pay an amount equal to the Cost of, all Raw Materials, whether or not in the form of finished Product, in NxStage’s possession or in transit to NxStage as of such date of expiration or termination, provided that NxStage demonstrates that such Raw Materials (i) were purchased in reliance on Arbios’ most recently submitted forecast pursuant to Section 4.1 and (ii) are in compliance with all relevant Specifications and otherwise fit for commercial use.

15. FORCE MAJEURE

15.1
If either Party is unable to perform its obligations hereunder due to an event or occurrence constituting Force Majeure, it shall promptly notify the other Party of the nature and extent of the circumstances in question. In the event of any delay in the performance of its obligations under this Agreement or the non-performance thereof by either Party due to Force Majeure, the Party so affected shall be under no liability for loss or injury suffered by the other Party thereby and the time for performance of the relevant obligations shall be extended accordingly provided it uses its reasonable endeavors to minimize the effect of and overcome or remove the cause of such Force Majeure.

15.2
In the event that either Party is prevented or delayed in performing any of its obligations under this Agreement due to Force Majeure for an aggregate period in excess of [ * ]) days in any [ * ] period then the Parties shall meet as soon as practicable to discuss in good faith how best to alleviate the circumstances in question.

16.	LEGAL COMPLIANCE; REGULATORY COMPLIANCE

16.1
Legal Compliance. Each Party shall comply with all material applicable federal, state and international laws, and all other material regulations applicable to the conduct of its business pursuant to this Agreement, including, but not limited to, the FD&C Act.

16.2
Licenses and Permits. NxStage will at all times during the term of this Agreement ensure that it has, complies with and maintains in force all licenses, consents, permits and authorizations which may be required with respect to its performance of its obligations hereunder, including without limitation those required in relation to NxStage’s generation, storage, treatment, transport, possession, handling and disposal of any waste in the performance of its obligations under this Agreement. For clarity, NxStage is not responsible for any license, consent, permission or authorization relating to any clinical trial conducted by or on behalf of Arbios.

17.	DISPUTE RESOLUTION

17.1
The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by notice to the other Party, have such dispute referred to their senior officers as may be designated by each Party for attempted resolution by good faith negotiations within [ * ] days after such notice is received. In the event the designated officers are not able to resolve such dispute within such [ * ] day period, or such other period of time as the Parties may mutually agree in writing, each Party shall have the right to pursue available remedies through the dispute procedure set forth in Section 17.2.

17.2
Any disputes relating to this Agreement of whatever nature that cannot be resolved by negotiation between the Parties shall be referred for final resolution to arbitration in Boston, Massachusetts by an arbitration panel comprising one arbitrator appointed by NxStage and one arbitrator appointed by Arbios, and a Chairman of the Arbitration Panel who shall be appointed by the first two (2) arbitrators. Any such arbitration proceeding shall be conducted in accordance with the arbitration rules of the American Arbitration Association, and the arbitration award shall be final and nonappealable and such award may be entered in any court having jurisdiction.

18. OTHER PROVISIONS

18.1
Agreement Controls. In the event of a conflict between the terms set forth in this Agreement and the terms contained in any purchase order or other documentation related to the supply of Product or the subject matter hereof, the terms of this Agreement shall control.

18.2
Notices. Any notices, requests, estimates or other communications hereunder shall be deemed to have been properly given upon receipt thereof when sent via nationally recognized next business day courier addressed to the address of the applicable Party as set forth in the preamble of this Agreement.

18.3
Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous arrangements and agreements between the two Parties.

18.4
Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern this Agreement under applicable conflicts of law principles.

18.5
Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable as a result of any other provision(s) being held to be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid, unenforceable or too broad, that provision will be appropriately limited and reformed to the maximum extent permitted by applicable law.

18.6
No Waiver. Failure by either Party on one or more occasions to avail itself of a right conferred by this Agreement shall not be construed as a waiver of such Party’s right to enforce such right or any other right.

18.7	Relationship of the Parties. Nothing in this Agreement shall create or be deemed to create any relationship of agency, partnership or joint venture between the Parties.

18.8
Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns and, subject to Section 13.4, shall survive and be assigned to any successor corporation of a Party upon a Change of Control of such Party. Subject to the foregoing, this Agreement shall not be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement to any entity controlled by or under common control with such Party without the prior written consent of the other Party and in such event such Party shall provide the other Party with written notice of such assignment. Without limiting the generality of the foregoing, and subject to Section 13.4, this Agreement shall be the obligation and responsibility of any Third Party that acquires, through sale, license or other transfer, Arbios Intellectual Property sufficient to make, use or sell the Product (an “Arbios IP Change of Control”), and Arbios agrees that as a condition of any such Arbios IP Change of Control, such Third Party shall execute a written instrument confirming such obligation and responsibility.

18.9
Expenses. Except as otherwise provided herein, each Party shall be solely responsible for its respective costs and expenses incurred in connection with preparation of this Agreement and the performance of its obligations hereunder, including, without limitation, any and all attorneys’ or accountants’ fees.

18.10
Use of Name. Neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party, or any other trade name or trademark of the other Party for any purpose, except as may be required by applicable law or regulation.

18.11
Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

18.12	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which taken together shall constitute one instrument.

WHEREAS THE DULY AUTHORIZED REPRESENTATIVES OF THE PARTIES HAVE EXECUTED THIS AGREEMENT THE DAY AND YEAR FIRST ABOVE WRITTEN

ARBIOS SYSTEMS, INC.

By: Shawn P. Cain
Title: Interim President and Chief Executive Officer

Signature: Shawn P. Cain

NXSTAGE MEDICAL, INC.

By: Jeffrey H. Burbank
Title: President and Chief Executive Officer

Signature: Jeffrey H. Burbank

Attachments:

A— Packaging Specifications
B — Product Specifications
C — Quality Control Specifications
D — Raw Material Specifications
E — Pricing

Attachment A

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Attachment B

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Attachment C

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Attachment D
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Attachment E
Pricing

•	For the first purchase order there will be a Non-recurring Engineering Fee of [ * ]

•	For every purchase order there will be a Recurring Engineering Fee plus unit pricing:

•	The fixed Recurring Engineering Fee will be [ * ] per purchase order

•	The Unit pricing, based on number of Units ordered, is specified in the table below:

Order Quantity	Filter Unit Price (€)	Tubing, Luers & Unit Polybag $
0-100	[ * ]	[ * ]
101 - 999	[ * ]	[ * ]
1,000 ~~-~~- 4,999	[ * ]	[ * ]
5,000 ~~-~~- 9,999	[ * ]	[ * ]
10,000 ~~-~~- 24,999	[ * ]	[ * ]
25,000 ~~-~~- 49,999	[ * ]	[ * ]
50,000 ~~-~~- 99,999	[ * ]	[ * ]
100,000 ~~-~~- 249,999	[ * ]	[ * ]
250,000 ~~-~~- 499,999	[ * ]	[ * ]
500,000 ~~-~~- 749,999	[ * ]	[ * ]
750,000 - 999,999	[ * ]	[ * ]
1,000,000 - 1,250,000	[ * ]	[ * ]

•	Further reduced pricing for purchase orders above [ * ] Units will be negotiated in good faith by the Parties.

•	Pricing may be adjusted as provided in Section 6.4.

•	Tubing, luers, and unit polybag pricing is incremental to the Filter Unit Price, with both prices together constituting the “Unit Price”.